EXHIBIT 99.1

ShengdaTech, Inc - Investor Questions and Responses

December 17, 2010

ShengdaTech, Inc. (“ShengdaTech” or the “Company”) outlines a detailed question and answers (“Q&A”) list in response to investor inquiries related to the offering of the Company’s 6.50% senior convertible notes due 2015.

1.  ShengdaTech currently has approximately $120 million of cash on its balance sheet. Why did the Company decide to raise capital given such a strong cash position?

A: As of September 30, 2010, ShengdaTech had approximately $121 million in cash; however approximately $98 million of this cash position was held in RMB in Chinese banks, which was generated accumulatively from continuing operations. As disclosed in our public filings, it is cost prohibitive for the Company to convert the RMB cash balance into USD and make wire payments according to China’s financial laws and regulations and RMB restriction policy enforced by China State Administration of Foreign Exchange ("SAFE"). The Company can only wire USD out of China in the name of a dividend from subsidiaries of an overseas holding company.  However, this would result in the Company incurring a 34% income tax expense.

The net proceeds from the offering of the Senior Convertible Notes issued in 2008, after deducting the related offering expenses, was approximately $110 million, of which $56 million were used for the new Zibo facility, $13 million for the repurchase of a portion of the convertible notes, approximately $18 million for interest payments of the convertible notes and other capital expenditures and working capital needs. As of September 30, 2010, the remaining balance of the proceeds was approximately $23 million and is being held in USD in Chinese banks.

The Company was obligated to expansion costs of approximately $60 million to the PRC government, which must be paid in USD by contract due to the preferential tax policies granted by the government, including $30 million for mining rights in Zibo, Shandong Province and $30 million for Anhui Yuanzhong by December 2010. In addition, the Company was obligated, if called by holders in June 2011, to purchase all or a portion of our outstanding convertible notes issued in 2008 and due 2018, for a potential additional cash demand of approximately USD $90 million.

2.  Why did the Company choose to raise capital through a convertible debt offering and not conduct an equity offering?

A:  The Company, its Board and financial advisors considered a number of alternatives for raising capital, including securing loans using our RMB bank deposits as collateral, an equity offering and a convertible debt offering.  Given the near-term need for capital and prevailing market conditions, our financial advisors advised us that an equity offering would be difficult to achieve and advised a convertible debt offering. The Company, its Board and its financial advisors evaluated these options in detail before making a decision.

3. Given the surplus cash on its balance sheet, why did the Company not repurchase additional convertibles in 2009 at attractive market prices?

A: Our Board determined that the repurchases in 2009 offered a rare opportunity to reduce the debt, reduce the potential dilution to shareholders, and record a profit at attractive values. However, the Company decided not to repurchase additional convertibles due to unfavorable changes in market price and anticipated capital expenditures.

4. The new senior convertible debt raised is less favorable than the existing debt. Please explain the Company’s rationale behind raising additional debt at unfavorable terms to repurchase the existing debt and why did the Company need to raise $130 million when it had announced plans to raise $90 million?

A: As explained above, given the fact that market conditions prevented an equity offering, we were advised by our financial advisors (investment banks) to raise capital through a convertible debt offering. To attract sufficient investors, even for a smaller offering, for our convertible notes offering, our financial advisors determined that it was necessary to offer a “senior” convertible offering. According to the indenture for the notes due 2018, the Company could not issue new senior convertible notes unless the aggregate principal amount of the notes due 2018 outstanding is less than 25% of the initial aggregate principal amount issued. Therefore, the Company used approximately $67 million of the new proceeds to buy back the old debt and remove this restriction for issuance of new senior debt. We would like to note that the convertible debt due 2018 has a put option exercisable in June 2011, potentially reducing the term of the debt. Thus, we believe the new and the old debt are no different in terms of period to maturity. The pricing and terms of the new debt were driven by market conditions and investor demand.

5.  There is a rumor in the market that there was some stock price manipulation on Thursday, December 9, 2010 to lower the conversion price on the new convertible debt offering. Please comment.

A: We are unable to comment on the trading activity in our stock.

6.  Why is the Company holding surplus cash on its balance sheet?

A: In 2009, the Company found itself in a surplus cash position (held primarily in RMB) after we decided that the acquisition of Jinan Fertilizer Co., Ltd. was not in the best interests of the Company and its shareholders. Since then, we have been actively evaluating strategic acquisition opportunities. We also continued to aggressively expand our NPCC business.

The existing cash of approximately $121 million (all but approximately $23 million held in RMB) will be used for additional planned capacity expansions, including production lines for Zibo Phase II of 40,000 metric tons, Anhui Phase II and for R&D upgrades. Such a cash position will allow us to finance a significant portion of the Company’s anticipated capital expenditures, working capital requirements and other general corporate activities.

7.  Will there be additional future financing? Or does the Company feel it has sufficient capital to finance the expansion?

A: Given our strong balance sheet position, net proceeds from this convertible debt offering and positive and increasing cash flow generation from operating activities, we are confident in our ability to finance our existing near-term expansion plans, which includes the addition of 40,000 metric tons of NPCC capacity at our Zibo facility and an additional 100,000 metric tons of NPCC capacity expansion at our Anhui Yuanzhong facility along with R&D upgrades. However, the Company continues to actively identify attractive acquisition opportunities; consequently, in addition to the capital required to further expand NPCC production facilities as part of our longer-term strategy, there may be other investment opportunities that present themselves that will require more cash than we can generate from current operating cash flow.

8.  Who is advising the Company on capital market financing? Management’s decision in terms of financing seems to have an adverse effect on shareholder value.

A: In addition to the Company’s internal finance team and Board oversight, ShengdaTech received professional and financial advice from qualified institutions like Morgan Stanley and Oppenheimer & Co. Inc, both of which are recognized worldwide as highly regarded and proven financial advisors in the area of raising capital. Engaging them for professional advice is consistent with the Company’s commitment to receiving the best possible advice in terms of its capital markets strategy.

9.  Can you provide additional details on the Company’s further use of the remaining cash, which includes NPCC capacity expansion and R&D activities?

A: In addition to NPCC capacity expansion plans at our Zibo and Anhui Yuanzhong facilities mentioned, we plan to carry out a number of important R&D activities including the purchase of new state-of-the art equipment and further expansion of our R&D facilities. Such R&D investments are essential to our growth and will allow us to continue to create and develop value-added NPCC products for new and innovative applications and to accelerate the process of achieving successful market-ready R&D results.